--------                             U.S. SECURITIES AND EXCHANGE COMMISSION                        --------------------------------
 FORM 4                                      WASHINGTON, D.C. 20549                                           OMB APPROVAL
--------                                                                                            --------------------------------
[_] Check this box if no           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                     OMB Number:            3235-0287
    longer subject to                                                                               Expires:       December 31, 2001
    Section 16.  Form 4    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,  Estimated average burden
    or Form 5 obligations   Section 17(a) of the Public Utility Holding Company Act of 1935         hours per response.......... 0.5
    may continue.  See         or Section 30(f) of the Investment Company Act of 1940               --------------------------------
    Instruction 1(b).
(Print or Type Responses)
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1.  Name and Address of           2.  Issuer Name and Ticker or                   6.  Relationship of Reporting Person to Issuer
    Reporting Person*                 Trading Symbol                                           (Check all applicable)

Kovalchik, III, M.D. Michael T.    ICU Medical, Inc. (ICUI)                             [X] Director        [_]  10% Owner
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(Last)      (First)    (Middle)   3.  IRS or Social        4. Statement for           ____ Officer (give   ____ Other (specify
                                      Security Number of      Month/Year                           title               below)
                                      Reporting Person                                             below)
       951 Calle Amanacer             (Voluntary)             April 2000
--------------------------------                           ---------------------- --------------------------------------------------
            (Street)                                       5.  If Amendment,      7.  Individual or Joint/Group Filing (Check
                                                                                         Applicable Line)
                                                               Date of Original   ____  Form filed by One Reporting Person
San Clemente     CA      92673                                 (Month/Year)       ____  Form filed by More than One Reporting Person
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(City)        (State)    (Zip)          TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1.  Title of Security             2. Trans-  3. Trans-      4. Securities Acquired (A)  5.  Amount of    6. Owner-    7.  Nature of
    (Instr. 3)                       action     action         or Disposed of (D)           Securities      ship          Indirect
                                     Date       Code           (Instr. 3, 4 and 5)          Beneficially    Form:         Beneficial
                                                (Instr. 8)                                  Owned at        Direct        Ownership
                                   (Month/   -------------------------------------------    End of Month    (D) or In-    (Instr. 4)
                                     Day/                              (A) or               (Instr. 3       direct (I)
                                    Year)    Code     V     Amount     (D)       Price      and 4)          (Instr. 4)
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Common Stock
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 Self, Self and Spouse Jointly    4/20/00     S               3,000      D      $19.50           4,175          D
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 By Self as Trustee for Children  4/20/00     S               1,700      D      $19.50               0          I(b)        (a)
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 By Spouse in IRA                 4/20/00     S               1,650      D      $19.50               0          D(b)
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 By Nephrology Associates         4/20/00     S               3,250      D      $19.50               0          I           (a)
 Pension Plan
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                                 (a) See first column
                                 (b) Dr. Kovalchik disclaims beneficial ownership of all shares held as custodian and all shares held by his spouse.
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                                                                                                                  SEC 1474  (11-99)

 FORM 4 (CONTINUED)                TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                           (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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
1.  Title of Derivative       2. Conver-    3. Trans-   4. Trans-      5.  Number of      6. Date Exer-     7. Title and Amount of
    Security (Instr. 3)          sion or       action      action          Derivative        cisable and       Underlying Securities
                                 Exercise      Date        Code            Securities        Expiration        (Instr. 3 and 4)
                                 Price of      (Month/     (Instr. 8)      Acquired (A)      Date (Month/
                                 Deriv-        Day/                        or Disposed       Day/Year)
                                 ative         Year)                       of (D) (Instr.  ----------------------------------------
                                 Security                                  3, 4, and 5)    Date     Expira-               Amount or
                                                        --------------------------------   Exer-    tion                  Number of
                                                                           (A)    (D)      cisable  Date       Title      Shares
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Options to Acquire Common Stock  $ 16.125                                                  5/12/97   4/22/01 Common Stock  3,750
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Options to Acquire Common Stock  $ 16.125                                                  4/23/98   4/22/01 Common Stock  3,750
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
                              8. Price            9. Number                10. Ownership            11. Nature of
                                 of                  of                        of                       Indirect
                                 Deriv-              Deriv-                    Derivative               Beneficial
                                 ative               ative                     Security;                Ownership
                                 Security            Securities                Direct (D)               (Instr. 4)
                                 (Instr. 5)          Beneficially              or Indirect
                                                     Owned at                  (I)
                                                     End of Year               (Instr. 4)
                                                     (Instr. 4)
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                                  N/A                3,750                          D
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                                  N/A                3,750                          D
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
Explanation of Responses:





** Intentional misstatements or        /s/ Michael T. Kovalchik      5/10/2000
   omissions of facts constitute       ------------------------     -----------
   Federal Criminal Violations.          **Signature of                Date
   See 18 U.S.C. 1001 and               Reporting Person
   15 U.S.C. 78ff(a).

Note: File three copies of
      this Form, one of which
      must be manually signed.
      If space provided is
      insufficient, see
      Instruction 6 for procedure.

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                                                                SEC 1474 (11-99)